United States Securities And Exchange Commission
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): June 11, 2008 (March 20, 2008)

CX2 TECHNOLOGIES, INC. (Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation)	001-52396 (Commission File Number)	20-2889663 (IRS Employer Identification No.)

3700 Airport Road, Suite 410B, Boca Raton, Florida 33431
(Address of principal executive offices) (Zip Code)

(561) 347-9235
(Registrant's telephone number)

Item 1.01. Item 1.02.	Entry Into a Material Definitive Agreement Termination of a Material Definitive Agreement

On March 20, 2008, CX2 Technologies, Inc. (the “Company” or “CX2”) entered into a Release Agreement with ESP Wireless Technology Group, Inc. This Release Agreement terminates the Term Agreement dated June 7, 2006 between the parties, and provides for a final payment of $9,787.13 by CX2 and a 50/50 division of all recurring revenues generated at CX2’s base station located in the Sears Tower in Illinois. The Release Agreement also provides for payment by CX2 of rent, commencing in March 2008, in the amount of $939 per month for the site at the Sears Tower and the IP address used for the transmitter at the Sears Tower. The ESP Term Agreement was terminated as the Company no longer needs the additional technology to be provided under this Agreement.

On June 2, 2008, the Company entered into a Settlement Agreement with Peter Kirschner and Halody Consulting, LLC that was effective as of March 31, 2008. Halody and Kirschner had previously provided funding to the Company beginning in April 2006 and Halody was issued certain convertible debentures by the Company. As part of the Settlement Agreement, these debentures were cancelled and the $320,100 due under the debentures was contributed to the Company’s capital.

On June 6, 2008, the Company entered into a Redemption, Settlement and Release Agreement with Adam and Julie Reiser and Digital Dial, LLC. Mr. Reiser previously served as the Company's CEO and sole director until his resignation on February 29, 2008. As part of this agreement, Mr. Reiser returned 10,000,000 shares of the Company’s common stock, issued in the name of Gulf Coast Ventures, Ltd., to the Company for cancellation, and Mr. Reiser was paid $8,000.

Item 9.01.	Financial Statements and Exhibits

(d)	Exhibits

Exhibit	Description
10.7	Release Agreement, dated March 20, 2008, by and between CX2 Technologies, Inc. and ESP Wireless Technology Group, Inc.
10.8
Settlement Agreement, dated as of June 2, 2008 and effective as of March 31, 2008, by and among CX2 Technologies, Inc., GEOCommand, Inc., Michael Rand, Albert Koenigsberg, Halody Consulting, LLC and Peter Kirschner

10.9	Redemption, Settlement and Release Agreement, dated June 6, 2008, by and among CX2 Technologies, Inc., Adam and Julie Reiser, Michael Rand, Albert Koenigsberg and Digital Dial, LLC

SIGNATURES

In accordance with the requirements of the Exchange Act, the Registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: June 10, 2008

CX2 Technologies, Inc., a Nevada corporation

By:	/s/ Michael Rand
Michael Rand, CEO